Exhibit 10.3    Management Fee Suspension Agreement

                Management Fee Suspension Agreement

This Agreement is made and dated as of March 22, 2007.

Between: Patterson Brooke Resources Inc. (the “Company”) of #21 - 2386 Haines Road, Mississauga, Ontario, Canada, L4Y 1Y6

And: B. Gordon Brooke (the “Brooke”) of 15 Angelene Street, Mississauga, Ontario, Canada, L5G 1X1

Wheras:
A.	Brooke is the President of the Company;

B.
In accordance with a resolution passed by the directors of the Company, since November 1, 2006 the Company has paid Brooke a monthly management fee of $1,000 payable on the first day of each month (the “Fee”);

C.
Brooke has agreed to permit the Company to suspend payment of the Fee indefinitely, from and after the June 2007 payment, until such time as the Company has sufficient cash to meet all its other budgeted expenses for at least as six month period;

D.	The parties wish to formalize this agreement between them by committing it to writing

Now therefore in consideration of the premises and the mutual covenants and agreements between the parties, the parties hereto herby agree as follows:

1.	In order to conserve the Company’s working capital Brooke hereby agrees to permit the Company to suspend payment of the Fee, from and after June 2007, for an indefinite period.

2.
Brooke understands and agrees that reinstatement of payment of the Fee will occur, if ever, only after the Company’s Principal Financial Officer determines that the Company has sufficient cash available to recommence payment of the Fee on a monthly basis after having reserved sufficient cash to defray all of the Company’s other budgeted expenses for a period of at least six months from the date a determination is made. Brooke further agrees that arrears of the Fee, accumulated while payment thereof has been suspended, will likewise remain unpaid unless and until the Company’s Principal Financial Officer determines the Company has sufficient cash available to pay such arrears, in whole or in part, while still reserving sufficient cash to defray all of the Company’s other budgeted expenses for a period of at least six months from the date a determination is made.

3.	Brooke agrees not to dispute, but to accept as a good faith determination, any determination made by the Company’s Principal Financial Officer pursuant to paragraph 2. of this Agreement.

4.	This Agreement shall be binding upon the parties hereto and the heirs, executors administrators and assigns of Brooke and the successors and assigns of the Company.

In witness whereof the parties hereto have hereunto affixed their respective hands and seals, or corporate seals, as the case may be, as of the day and year first above written.

Patterson Brooke Resources, Inc.

By: DAVID A. MOORE
Secretary Treasurer and Director

Signed: B. GORDON BROOKE
B. Gordon Brooke